EXHIBIT 99.1

Utah Medical Products, Inc. Reports Financial Performance for First Quarter 2013

Contact: Paul Richins	April 25, 2013
(801) 566-1200

Salt Lake City, Utah – In the first calendar quarter (1Q) of 2013, Utah Medical Products, Inc. (Nasdaq: UTMD) achieved financial results on track to meet its previously announced full year goals. Compared to the same quarter in the prior year, profit margins improved in all income statement categories, as follows:

	1Q 2013 (JAN – MAR)	1Q 2012 (JAN – MAR)
Gross Profit Margin (gross profits/ sales):	60.5%	60.1%
Operating Profit Margin (operating profits/ sales):	37.5%	36.7%
EBT Margin (profits before income taxes/ sales):	36.5%	35.1%
Net Profit Margin (profit after taxes/ sales):	26.4%	24.9%

UTMD’s Operating Profit Margin (OPM) improved despite the new Medical Device Excise Tax (MDET), imposed as a component of the Patient Protection and Affordable Care Act (Obamacare). Without the tax, levied as 2.3% of domestic sales of medical devices, UTMD’s consolidated 1Q 2013 OPM would have been 38.2%.

As shareholders may recall, in the same 1Q period of the prior year of 2012, a couple of UTMD’s largest OEM/international distributor customers purchased substantially more than their quarterly averages. As a result, the following is the comparison of 1Q 2013 to 1Q 2012:

Sales:	(7%)
Gross Profit:	(7%)
Operating Income:	(5%)
Net Income:	(2%)
Earnings Per Share:	(4%)

As UTMD states in its quarterly SEC Form 10-Q disclosures, ‘Because of the relatively short span of time, results for any given three month period in comparison with any previous three month period may not be indicative of comparative results for the year as a whole.’

Currency amounts throughout this report are in thousands, except per share amounts and where noted.

According to CEO Kevin Cornwell, “I believe the year has started well; better than expected with respect to profit margins. We expected that the comparison of first quarter 2013 income statement results with first quarter 2012, our best quarter during last year, may not look particularly good to investors given the very high standard of performance that UTMD achieved last year. However, after the first quarter results, we remain confident that we can achieve or exceed the goals we set for the full year of 2013 as described in the 2012 SEC Form 10-K.”

As an alternative comparison, the following table compares 1Q 2013 income statement results with the average quarterly performance for the entire year of 2012:

		1Q 2013	2012 Quarterly Average
Sales:	-	$ 10,374	$ 10,388
Gross Profit:	(1%)	6,281	6,327
Operating Income:	+2%	3,889	3,799
Net Income:	+8%	2,735	2,542
Earnings Per Share:	+6%	.728	.685

Sales.

Most of the 1Q 2013 sales decline compared to 1Q 2012 was due to the expected $656 decline in Filshie Clip shipments by UTMD’s Femcare UK subsidiary to its U.S. distributor, Cooper Surgical, due to overstocking in the prior year.  This accounted for 79% of UTMD’s total consolidated sales decline (6% points of the 7% decline).

International sales were down $213 (2% of total 1Q 2012 sales).  This was primarily due to $296 lower sales to UTMD’s China distributor of its blood pressure monitoring devices, which also overstocked in 1Q 2012. UTMD’s Ireland subsidiary shipments were up 8% in Euro terms. UTMD’s UK subsidiary shipments, which included the Filshie Clip shipments to Cooper Surgical, were down 19% in GBP terms.  UTMD’s Australia subsidiary shipments were down 14% in AUD terms. When translating 1Q 2013 foreign currency sales into U.S. Dollars (USD), the same foreign currency sales were about 2% lower when expressed in USD than in 2012 due to a stronger USD.

Domestic sales in 1Q 2013, excluding sales to Cooper Surgical, were up 1% compared to 1Q 2012. It appears that the previous decline in hospital utilization rates of specialty devices may have stabilized.

Gross Profit.

UTMD’s 1Q 2013 gross profit margin (GPM), gross profits divided by sales, was slightly higher than 1Q 2012 and slightly higher than the GPM projected for the full year of 2013 in UTMD’s 2012 SEC Form 10-K, but slightly lower than the average GPM for the full previous year of 2012 for the reasons described in the SEC 10-K.

Operating Income.

Operating expenses, comprised of G&A, S&M and R&D expenses, were $2,392 in 1Q 2013 (23.1% of sales), compared to $2,623 in 1Q 2012 (23.4% of sales), despite $75 added to 1Q 2013 operating expenses for the Obamacare MDET that weren’t part of 2012 operating expenses.  In financial projections for 2013 included in UTMD’s 2012 SEC Form 10-K, management included the MDET in non-operating expenses. The change in classification from non-operating to operating expenses, more specifically S&M expenses, was the result of a recommendation by UTMD’s independent accounting firm. The MDET paid in 1Q 2013 was consistent with UTMD’s expectation.

Lower consolidated operating expenses in USD terms resulted in part from foreign subsidiary operating expenses reduced by about 2% as a result of a stronger USD.  G&A expenses were $1,600 (15.4% of sales) in 1Q 2013 compared to $1,827 (16.3% of sales) in 1Q 2012. The G&A expenses in 1Q 2013 included $625 (6.0% of sales) of non-cash expense from the amortization of identifiable intangible assets resulting from the Femcare acquisition, which were $635 (5.7% of sales) in 1Q 2012.  In addition to the reduction in foreign operating expense due to a stronger USD, lower G&A expenses were primarily the result of 1) $100 lower litigation expense in the U.S.; 2) $48 lower UK expense from the termination of leases and rents incurred in the prior year, and a foreign currency exchange gain on accounts receivable; and 3) $18 in lower variable expenses in Australia related to lower sales activity, and a reclassification of $22 Australia freight expense included in G&A in 2012 to S&M expense in 2013.

S&M expenses were $669 (6.4% of sales) in 1Q 2013 compared to $651 (5.8% of sales) in 1Q 2012. S&M expenses in 1Q 2013 included $75 MDET.  R&D expenses were $123 (1.2% of sales) in 1Q 2013 compared to $146 (1.3% of sales) in 1Q 2012.

UTMD’s 1Q 2013 operating profit margin (OPM), operating income divided by sales, improved to 37.5% compared to 36.7% in 1Q 2012 as a result of the improvement in GPM combined with $232 lower operating expenses described above.

Income Before Tax.

Income before taxes (EBT) result from subtracting UTMD’s net non-operating expense (NOE) from its operating income. NOE includes loan interest and bank fees minus non-operating income from rent of underutilized property, investment income and royalties received from licensing the Company’s technology. NOE in 1Q 2013 was $102 compared to $178 in 1Q 2012. The difference was primarily due to interest on loans obtained to help finance the acquisition of Femcare. 1Q 2013 interest expense was $122. 1Q 2012 interest expense was $189. Consolidated EBT was $3,787 in 1Q 2013 compared to $3,937 in 1Q 2012. The EBT of UTMD Ltd. (Ireland) was €227 in 1Q 2013 compared to €122 in 1Q 2012. The EBT of Femcare (Femcare-Nikomed, Ltd., UK and Femcare Australia) was £1,030 in 1Q 2013 compared to £1,277 in 1Q 2012.  The respective EBT margins (EBT divided by sales) of UTMD Ltd. (Ireland) were 24.5% in 1Q 2013 and 14.3% in 1Q 2012. The respective EBT margins of Femcare were 36.7% in 1Q 2013 and 37.5% in 1Q 2012.  Excluding the noncash effects of depreciation, amortization of intangible assets, write-off of impaired assets and stock option expense, 1Q 2013 and most recent twelve months consolidated EBT plus interest expense were $4,710 and $18,447, respectively.

Net Income.

UTMD’s net profit margin (NPM), net income divided by sales, was 26.4% in 1Q 2013 compared to 24.9% in 1Q 2012.  The improvement in 1Q 2013 NPM compared to the prior period was due to the improvement in OPMs described above, progressively lower interest expense as UTMD repaid debt it obtained when financing the Femcare acquisition, greater profit in Ireland, the lowest taxed sovereignty, and a lower corporate income tax rate in the UK. The average consolidated income tax provisions (as a % of EBT) in 1Q 2013 and 1Q 2012 were 27.8% and 29.2%, respectively.

UTMD’s combined state and federal income tax rate in the U.S. after all allowable deductions was 33.1% in 1Q 2013 compared to 34.6% in 1Q 2012.  The corporate income tax rate in the UK was 24% in 1Q 2013 compared to 26% in 1Q 2012.  As of April 1, 2013, the UK corporate tax rate was reduced again, from 24% to 23%, which will further benefit UTMD’s NPM during the remainder of 2013. The income tax rate in Australia has been and remains 30%. UTMD Ltd (Ireland) tax provision rate was 13.2% in 1Q 2013.

Earnings per share (EPS).

Earnings per share for the most recent twelve months were $2.71. EPS in 1Q 2013 decreased more than the percent decrease in net income due to the exercise of employee options and the higher dilution factor applied to unexercised options as a result of a much higher average market price of UTMD stock. Diluted shares used to calculate EPS increased to 3,756,900 in 1Q 2013 from 3,674,900 in 1Q 2012.  The number of shares added as a dilution factor in 1Q 2013 was 45,500 compared to 25,900 in 1Q 2012.

Outstanding shares at the end of 1Q 2013 were 3,722,100. The number of shares used for calculating earnings per share was higher than ending shares because of a time-weighted calculation of average outstanding shares plus dilution from unexercised employee and director options.  The total number of outstanding unexercised employee and outside director options at March 31, 2013 was 116,300 shares at an average exercise price of $27.04/ share, including shares awarded but not vested. This compares to 202,000 unexercised option shares outstanding at March 31, 2012 at an average exercise price of $25.75/ share.

During both 1Q 2013 and 1Q 2012, UTMD did not repurchase its shares in the open market. The Company retains the financial ability for repurchasing its shares when they seem undervalued. The closing share price at the end of 1Q 2013 was $48.77 compared to $36.05 at the end of calendar year 2012, and $31.10 at the end of 1Q 2012.

Balance Sheet.

There were a few significant changes in UTMD’s Balance Sheet at March 31, 2013 from March 31, 2012. From a year earlier, cash and investments increased $2.7 million so that the $10.9 million balance of cash and investments at March 31, 2013 was within $0.6 million of UTMD’s bank debt balance of $11.5 million remaining from borrowing $26.9 million to help finance the acquisition of the Femcare Group, Ltd. In the two years following the Femcare acquisition, UTMD has repaid 57% of the loan provided by JP Morgan Chase. Over the most recent one year period, net intangible assets declined $4.6 million and debt principal declined $8.0 million. Stockholders’ Equity increased $6.2 million after cash payments of dividends to shareholders of $3.6 million and share repurchases of $0.5 million (which reduce Stockholders’ Equity).

Financial ratios as of March 31, 2013 which may be of interest to shareholders follow:

1)	Current Ratio = 2.4
2)	Days in Trade Receivables (based on 1Q 2013 sales activity) = 41
3)	Average Inventory Turns (based on 1Q 2013 CGS) = 3.7
4)	2013 YTD ROE = 22%

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected.  Risk factors that could cause results to differ materially from those projected include market acceptance of products, timing of regulatory approval of new products, regulatory intervention in current operations, government healthcare “reforms”, the Company’s ability to efficiently manufacture, market, and sell its products, among other factors that have been and will be outlined in UTMD’s public disclosure filings with the SEC.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in hundreds of countries around the world as the standard for obtaining optimal long term outcomes for their patients.  For more information about Utah Medical Products, Inc., visit UTMD’s website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, First Quarter ended March 31 (in thousands except earnings per share):

	1Q 2013	1Q 2012	Percent Change
Net Sales	$10,374	$11,206	(7.4%)
Gross Profit	6,281	6,738	(6.8%)
Operating Income	3,889	4,115	(5.5%)
Income Before Tax	3,787	3,937	(3.8%)
Net Income	2,735	2,789	(1.9%)
Earnings Per Share	$0.728	$0.759	(4.1%)
Shares Outstanding (diluted)	3,757	3,675

BALANCE SHEET (in thousands)	(unaudited) MAR 31, 2013	(audited) DEC 31, 2012	(unaudited) MAR 31, 2012
Assets
Cash & Investments	$10,918	$8,913	$8,239
Accounts & Other Receivables, Net	5,363	4,341	6,065
Inventories	4,406	4,353	4,835
Other Current Assets	910	929	853
Total Current Assets	21,597	18,535	19,992
Property & Equipment, Net	8,203	8,428	8,813
Intangible Assets, Net	46,562	49,972	51,162
Total Assets	$76,362	$76,935	$79,967
Liabilities & Stockholders’ Equity
A/P & Accrued Liabilities	$5,193	$3,821	$6,317
Current Portion of Notes Payable	3,831	4,001	5,485
Total Current Liabilities	9,024	7,823	11,802
Notes Payable (excluding current portion)	7,663	9,003	14,042
Other LT Liabilities	339	363	446
Deferred Tax Liability – Intangibles	7,733	7,889	8,379
Deferred Revenue and Income Taxes	887	884	768
Stockholders’ Equity	50,716	50,972	44,530
Total Liabilities & Stockholders’ Equity	$76,362	$76,935	$79,967